Exhibit 10.2

CATALYST BIOSCIENCES, INC.

January 17, 2023

Nassim Usman, Ph.D.

VIA EMAIL

Dear Nassim:

This letter (the “Agreement”) confirms the agreement between you and Catalyst Biosciences, Inc. (the “Company”) regarding your waiver of certain existing severance payments and benefits, the cancellation of certain of your outstanding stock options, your general release of claims with respect to the Company as of the date hereof, and a lump sum bonus to be paid to you in consideration for your execution and non-revocation of such general release of claims.  For clarity, the lump sum bonus relates to the discretionary event-based bonus approved by the Company’s Compensation Committee on December 1, 2022, which is in lieu of and replaces any amounts you would otherwise be entitled to receive pursuant to the Company’s target performance bonus for fiscal year 2022 (the “2022 Annual Bonus”). By signing below, you acknowledge and agree that you will not be paid the 2022 Annual Bonus and instead will receive the lump sum payment described in Section 3 below. This Agreement will be effective upon your execution of the Agreement (the “Effective Date”).  Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the employment agreement between you and the Company, dated August 27, 2018, as amended (the “Employment Agreement”).

1.

As of the Effective Date, you acknowledge and agree that you are waiving any rights you may have to the severance payments and benefits you would otherwise be entitled to receive pursuant to the Employment Agreement upon a termination of your employment by the Company without Cause or as a result of Constructive Termination, in each case, during the Change in Control Protection Period. Notwithstanding the foregoing, in the event of a termination of your employment by the Company without Cause or as a result of Constructive Termination, in each case, during the Change in Control Protection Period, you shall be entitled to receive the same monthly COBRA premiums that you would have been entitled to receive in connection with such termination absent the waiver in the immediately preceding sentence, in accordance with the terms and conditions of your Employment Agreement.  Except as provided herein, the provisions of the Employment Agreement shall remain in full force and effect following the Effective Date and this Agreement shall not constitute a modification or waiver of any provision of the Employment Agreement except as provided herein.  For clarity, nothing in this Agreement shall affect your rights to receive severance benefits outside of the Change in Control Protection Period.

2.

You hereby represents and warrant that (i) you are the sole record and beneficial owner of, and have the sole right to dispose of, the option(s) to purchase shares of Company common stock (each, an “Option”) pursuant to the Company’s 2018 Omnibus Incentive Plan, as amended (the “Plan”), as set forth on the Option Summary Schedule attached hereto as Exhibit A (subject to applicable community

Exhibit 10.2

property laws, if any), (ii) the Option(s) set forth on the Option Summary Schedule are, or as of the Effective Date will be, free and clear of any liens, and (iii) the Options set forth on the Option Summary Schedule attached hereto as Exhibit A represent all Options beneficially owned by you that either (x) were granted to you prior to January 1, 2022 and are unvested in part as of the date hereof (each such Option, a “Pre-2022 Option”) or (y) were granted to you on or after January 1, 2022 (each such Option, a “2022 Option”).  By executing this Agreement, you hereby acknowledge and agree that (i) each outstanding and unexercised Pre-2022 Option that is unvested as of the last date of your employment with the Company (after giving effect to any applicable acceleration provisions in the Employment Agreement) shall be cancelled effective as of your last date of employment with the Company and (ii) each 2022 Option that is outstanding and unexercised as of the date hereof shall be cancelled as of the Effective Date (clauses (i) and (ii), collectively, the “Cancelled Options”).

3.

Subject to, and in consideration for, your execution of this Agreement, without revocation, and provided you comply with all of the terms and conditions of this Agreement and all Company policies, the Company will pay you a lump sum bonus payment of $1,149,000 less all applicable withholdings and other required deductions, which will be paid to you within 30 days following the Effective Date (the date such bonus is actually paid, the “Payment Date”).

4.

In consideration for receiving the payment described in Section 3 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby generally and completely release, to the maximum extent permitted by applicable law, the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, stockholder, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Exhibit 10.2

5.

YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

6.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

7.	Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of any liability, wrongdoing, or violation of law.
8.

You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your spouse or to your attorney or accountant in order for such individuals to render services to you.

9.

You agree that except as otherwise expressly provided in this Agreement and the Employment Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements or understandings between you and the Company or any affiliate of the Company, including, but not limited to, any employment-related agreement entered into by and between you and the Company.  You and the

Exhibit 10.2

Company agree that this Agreement and the Employment Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement and the Employment Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

10.	This Agreement shall be construed and interpreted in accordance with the laws of the State of California.
11.

The provisions of this Agreement are severable.  If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

12.

You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.  Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

[Signature Page Follows]

Exhibit 10.2

To accept this Agreement, please sign and date this Agreement and return it to me.  You have until 5:00 p.m. PT on January 17, 2023 to review and consider this Agreement and to provide me with an executed copy thereof.  Please indicate your agreement with the above terms by signing below.

Sincerely,

CATALYST BIOSCIENCES, INC.

By:
(Signature)
Name:
Title:

My agreement with the terms of this Agreement is signified by my signature below.  Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed		Dated:

Nassim Usman, Ph.D.

Exhibit 10.2

EXHIBIT A

OPTIONS SUMMARY SCHEDULE(1)

ISOs

Grant Date	Exercise Price Per Share	Shares of Company Common Stock Originally Subject to Options	Options Vested and Outstanding(2)	Options Unvested and Outstanding(3)	Cancelled Options(4)
10/22/2015	$17.36	6,143	6,143	-	-
10/22/2015	$17.36	14,721	14,721	-	-
7/11/2017	$1.22	188,921	188,921	-	-
1/12/2018	$3.98	25,140	25,140	-	-
1/24/2019	$2.10	6,341	-	6,341	6,341
1/23/2020	$1.81	57,264	-	57,264	57,264
2/8/2021	$1.55	76,173	4	76,169	76,169

NQSOs

Grant Date	Exercise Price Per Share	Shares of Company Common Stock Originally Subject to Options	Options Vested and Outstanding(2)	Options Unvested and Outstanding(3)	Cancelled Options(4)
10/22/2015	$17.36	3,389	3,389	-	-
10/22/2015	$17.36	2,362	2,362	-	-
10/22/2015	$17.36	30,438	30,438	-	-
7/11/2017	$1.22	799,272	799,272	-	-
1/12/2018	$3.98	336,232	336,232	-	-
7/30/2018	$2.55	285,294	285,294	-	-
1/24/2019	$2.10	297,972	297,972	-	-
1/23/2020	$1.81	380,186	318,975	61,211	61,211
2/8/2021	$1.55	456,375	255,176	201,199	201,199
6/1/2022	$0.32	1,521,568	-	1,521,568	1,521,568

(1)

All figures set forth on this Exhibit A shall be subject to adjustment in connection with any stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the shares of the Company, corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), or any similar transaction.

(2)	Reflects all Options that are vested and outstanding as of the date hereof.

Exhibit 10.2

(3)	Reflects all Options that are unvested and outstanding as of the date hereof.

(4)

All 2022 Options shall be cancelled as of the Effective Date.  With respect to each Pre-2022 Option, the portion of such Pre-2022 Option identified in this column shall be cancelled as of the last date of your employment with the Company; provided that, the number of Cancelled Options set forth in this column shall be reduced by any portion of such Pre-2022 Option that becomes vested during the period commencing on the date hereof and ending on the last date of your employment with the Company (after giving effect to any applicable acceleration provisions in the Employment Agreement).